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                                                                    EXHIBIT 99.1


                    FIRST VIRTUAL HOLDINGS INCORPORATED SIGNS
                DEFINITIVE AGREEMENT TO ACQUIRE DISTRIBUTED BITS

                 Acquisition to Complement E-Messaging Services


SAN DIEGO -- Nov. 19, 1998 -- First Virtual Holdings Inc. (NASDAQ: FVHI), a leader in advanced messaging systems for Internet commerce, announced today that it has signed a definitive agreement to acquire Distributed Bits, L.L.C. Under the terms of the agreement, First Virtual will acquire 100 percent of the outstanding interests in Distributed Bits in exchange for 1.35 million shares of First Virtual common stock and warrants to purchase an additional 250,000 shares of First Virtual common stock at an exercise price of $6.00 per share and 250,000 shares of First Virtual common stock at an exercise price of $8.00 per share. In addition, First Virtual will retire approximately $175,000 in outstanding Distributed Bits debt. The transaction, which is subject to satisfaction of certain conditions, is expected to close in early December.

Distributed Bits (www.dbits.com) is a leading developer of customer e-mail management products and solutions. Its flagship product, ResponseNow, is an integrated inbound e-mail management system that helps companies manage large volumes of incoming e-mail inquiries initiated by customers. ResponseNow will complement First Virtual's Interactive Messaging Platform, an e-mail based messaging system that processes incoming customer replies which result from targeted e-mail communications.

"Our goal is to provide the most robust solution to our customers who are looking to expand their presence on the Internet," said Keith S. Kendrick, president of First Virtual. "Distributed Bits' inbound messaging solution, coupled with the First Virtual Interactive Messaging Platform, will allow us to offer the most comprehensive e-messaging solution available today."

"The Web has revolutionized commerce, but e-mail is the killer app in building customer relationships online," said Derek Scruggs, CEO of Distributed Bits. "The combined technologies of Distributed Bits and First Virtual will close the loop of inbound and outbound e-mail,


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allowing organizations to maintain an open dialogue with their most important asset: customers."

About Distributed Bits, L.L.C.
Founded in 1996 and headquartered in Chicago, Distributed Bits, L.L.C. is a leader in innovative inbound e-mail management products and solutions. The company's mission is to deliver product and service solutions that leverage e-mail throughout an organization's customer contact points, resulting in lower costs, increased revenues and improved customer satisfaction.

About SOFTBANK Holdings Inc.
SOFTBANK Holdings Inc. is the holding company for all of SOFTBANK Corp.'s U.S.-based activities. Its major operating companies include Ziff-Davis (NYSE:
ZD), Kingston Technology Company, SOFTBANK Content Services, and UTStarcom. SOFTBANK is the largest shareholder of Yahoo! (NASDAQ: YHOO) and E*TRADE (NASDAQ: EGRP), and a minority investor in The Rights Exchange, GeoCities (NASDAQ: GCTY), CyberCash (NASDAQ: CYCH), First Virtual Holdings (NASDAQ: FVHI) and E-LOAN. In addition, through affiliated venture funds in the U.S. and Japan, the SOFTBANK Group has made more than 70 investments in Internet companies. www.softbank.com

About First Virtual Holdings
Founded in 1994, First Virtual Holdings Inc. is a leader in advanced messaging systems for Internet commerce. The Company offers a fully integrated system for relationship-based transactive messaging using standard e-mail. With patented technologies, its flagship product the Interactive Messaging Platform takes full advantage of e-mail as a one-to-one interactive communications and sales channel. First Virtual is headquartered in San Diego and is a member of the SOFTBANK family of companies, a leading investor in Internet companies including E*TRADE Group, GeoCities, Kingston Technology, Yahoo! and Ziff-Davis. SOFTBANK owns approximately 64 percent of the outstanding common stock of First Virtual. E*TRADE Group is a minority investor in First Virtual.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties. These risk factors

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include, but are not limited to, the impact of competitive products and pricing, governmental regulations, financial projections, technological difficulties, the ability to acquire Distributed Bits L.L.C., and/or other factors outside the control of First Virtual, which are detailed from time to time in First
Virtual's SEC reports, including the report on Form 10-K for the year ended December 31, 1997. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. First
Virtual undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

First Virtual Holdings Incorporated
4104 Sorrento Valley Boulevard, Suite 200, San Diego, Calif. 92121
Tel: 619/ 410-3700; Fax: 619/ 410-3701; www.firstvirtual.com
Investor Relations inquiries should be sent to investor@firstvirtual.com